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Exhibit 99.1

          e.spire NAMES WILLIAM R. HUFF AND FREDERICK GALLAND AS DIRECTORS

                           Two Directors Resign Posts

ANNAPOLIS JUNCTION, MD, NOVEMBER 1, 1999--e.spire Communications, Inc. (Nasdaq: ESPI) today announced that William R. Huff and Frederick Galland have been named to its Board of Directors.

Mr. Huff founded and controls The Huff Alternative Income Fund, L.P.
(the "Huff Fund"), e.spire's largest shareholder. In addition, he controls W.R. Huff Asset Management Co., L.L.C., an investment management firm, which he founded in 1984.

"I am excited to serve as an active member of e.spire's Board, and look forward to the opportunity to improve shareholder value," said Mr. Huff.
"We are strongly committed to providing e.spire with whatever resources it needs, financial or otherwise, to succeed. As e.spire's largest shareholder we look forward to seeing e.spire take advantage of available opportunities and achieve the next level of success."

Mr. Galland previously served on e.spire's Board from November 1995 until February 1996. From 1981 to 1988, Mr. Galland served as
Chief Executive Officer and Chairman of Fundsnet, Inc., a publicly traded provider of electronic funds transfer. He also served on the boards of Graphic Scanning Corp. (1975 - 1984); Digital Paging Systems, Inc.(1973 - 1980); Graphnet Systems, Inc. (1978 - 1981) and Cellular Systems, Inc. (1982 - 1984). Mr. Galland was Chief Executive Officer and sole stockholder of the In-Health Group, Inc. aka The Pro Care Group from 1990 to 1995, and a founding partner in an entity involved in wireless interactive television services.

e.spire also announced that Olivier L. Trouveroy and Benjamin P. Giess, who became directors in June 1995, have resigned from e.spire's Board, effective October 29, 1999.

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, Internet access and Web-hosting services, and advanced data solutions, such as ATM and frame relay. In addition, e.spire's subsidiary, ACSI Network Technologies, Inc., provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. For more information on e.spire, contact http://www.espire.net.